Exhibit 21.1

SUBSIDIARIES

	Subsidiary	Jurisdiction of Organization
1.	AE Côte-Nord Canada Bioenergy Inc.	Canada
2.	Bridger Aerospace Australia Pty Ltd	Australia
3.	Bridger Aerospace Defense Services, LLC	Montana
4.	Bridger Aerospace Group Holdings, LLC	Delaware
5.	Bridger Aerospace Group, LLC	Delaware
6.	Bridger Aerospace, LLC	Montana
7.	Bridger Air Tanker, LLC	Montana
8.	Bridger Air Tanker 1, LLC	Montana
9.	Bridger Air Tanker 2, LLC	Montana
10.	Bridger Air Tanker 3, LLC	Montana
11.	Bridger Air Tanker 4, LLC	Montana
12.	Bridger Air Tanker 5, LLC	Montana
13.	Bridger Air Tanker 6, LLC	Montana
14.	Bridger Air Tanker 7, LLC	Montana
15.	Bridger Air Tanker 8, LLC	Montana
16.	Bridger Aviation Repair, LLC	Montana
17.	Bridger Aviation Services, LLC	Delaware
18.	Bridger Ground Support, LLC	Montana
19.	Bridger Merger Corp.	Cayman Islands
20.	Bridger Solutions International, LLC	Montana
21.	Bridger Solutions International 1, LLC	Montana
22.	Bridger Solutions International 2, LLC	Montana
23.	Bridger Tanker, LLC	Montana
24.	BTOF (Grannus Feeder) – NQ L.P.	Delaware
25.	Ensyn BioEnergy Canada, Inc.	Canada
26.	Firetrac.com, LLC	Montana
27.	Mountain Air, LLC (d/b/a Bridger Aerospace)	Arkansas
28.	Northern Fire Management Services, LLC	Montana
29.	Whitepeak BioEnergy, LLC	Delaware
30.	Wildfire GP Sub IV, LLC	Delaware